United States
                   Securities and Exchange Commission
                         Washington, D.C. 20549

                                FORM 8-K

                             CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported): January 13, 2003

                UNIVERSAL BROADBAND COMMUNICATIONS, INC.

         (Exact name of registrant as specified in its charter)


                                 Nevada
             (State or other jurisdiction of incorporation)


          000-31801                               33-0930198
    (Commission File Number)            (IRS Employer Identification No.)


      4 Park Plaza, Suite 800
         Irvine, California                            92614
(Address of principal executive offices)             (Zip Code)


                  18200 Von Karman Avenue, 10th Floor
                       Irvine, California 82612
     (Former name or former address, if changed since last report)


                             (949) 474-1500
          (Registrant's telephone number, including area code)

ITEM 5. ACQUISITION OR DISPOSITION OF ASSETS.

On January 13, 2003, the Registrant and UNetCommerce, Inc. executed that certain Asset Purchase Agreement relating to the purchase of UNetCommerce's distribution channel and internet technologies. The consideration to be given was to consist of:

*    550,000 shares of the Registrant's common stock;

* $80,000 to be paid as follows: (i) on the 90th day following the execution of this Asset Purchase Agreement, the Registrant shall pay the UNetCommerce the sum of $20,000, in cash; and (ii) following 90 days after the date of this Asset Purchase Agreement, the Registrant shall pay the UNetCommerce the sum of $60,000 in nine monthly installments of $6,666.66 each, with the first payment to be due when the following condition occurs: the Acquired Assets are producing at least $100,000 in monthly net revenues (the "Revenue Commitment"). If the Acquired Assets do not initially achieve the Revenue Commitment within 12 months following the date of the Asset Purchase Agreement, the Registrant shall have no further liability to the UNetCommerce.

* UnetCommerce will receive a 20 percent ownership of a wholly-owned subsidiary of the Registrant to be formed, as adjusted for any recapitalizations; and

* Steve Tirella and Carlos Blanco, the President and Vice President of Sales for UNetCommerce, respectively, were to enter into employment agreements with the Registrant providing for sales and marketing expertise to UBC to develop and expand the distribution channel.


Exhibits.
---------

The following exhibits are filed herewith:

Exhibit 10.23. Asset Purchase Agreement between UNetCommerce, Inc. and
               Universal Broadband Communications, Inc.

                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2003

                                   UNIVERSAL BROADBAND
                                   COMMUNICATIONS, INC.



                                   By  /s/  Mark Ellis
                                     ---------------------------------
                                     Mark Ellis, President